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                                K.A. CAPITAL K.K.
                             SHAREHOLDERS AGREEMENT


         THIS AGREEMENT is made effective as of March 9, 1999 between Kennedy-Wilson Japan Co., Ltd., a company incorporated in Japan whose principal place of business is at Nishi-Shinbashi Aiko Building, 1-6-15, Nishi-Shinbashi, Minato-ku, Tokyo, Japan ("K-W") and Cargill Investments Japan Ltd., a company incorporated in Japan whose principal place of business is at Fuji Building, 3-2-3 Marunouchi, Chiyoda-ku, Tokyo, 100, Japan ("CIJL").

         WHEREAS, K-W and CIJL have agreed to establish K.A. Capital K.K., a joint stock company (the "Company") as a joint venture whose business shall include but not be limited to dealing in real estate related investments in loans and properties; and

         WHEREAS, K-W and CIJL wish to set out the terms and conditions upon which the business of the Company is to be carried on and to govern their respective rights and obligations.

         NOW, THEREFORE, in consideration of the premises and undertakings hereinafter set forth, the parties hereto agree as follows:

1. DEFINITIONS. When used in the Agreement the following terms shall have the following meanings:

         "Accountancy Firm" means a firm of independent public accountants that is the Japanese affiliate of one of the "big five" accountancy firms in the world, which at the date of this Agreement were agreed to be Arthur Andersen, Deloitte and Touche, Ernst and Young, KPMG Peat Marwick and Price Waterhouse Coopers LLP;

         "Board of Directors" means the board of directors of the Company;

         "Employee Secondment and Consulting Agreement" means that certain Employee Secondment and Consulting Agreement of even date herewith between K-W and the Company.

         "Confidential Information" includes (i) know-how, trade secrets, information relating to the activities of the Company, its finances, confidential arrangements with agents, customers or sellers, and other proprietary information of the Company, and (ii) other information that a Shareholder may, by written notice, notify the other Shareholder as being confidential;

         "Deadlock" means any situation that has persisted for not less than fourteen (14) days in which a matter that is material to the Company cannot be resolved (i) by

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         virtue of a substantial disagreement between the Shareholders and which is manifested by an equality of votes at any meeting of the Shareholders or the Board of Directors; or (ii) by virtue of an inability to form a quorum at any meeting or adjourned meeting of the Board of Directors or Shareholders;

         "Shareholders" means K-W and CIJL or their respective successors and permitted assigns and "Shareholder" shall mean either one of them; and

         "Shares" means those shares of (Y)50,000 par value each in the capital of the Company.

         "Work Rules" means the Work Rules of K.A. Capital K.K. Concerning Loan Servicing and Asset Management substantially in the form attached hereto as Exhibit B, as amended or supplemented from time to time.

2.       THE COMPANY

2.1 FORMATION OF THE COMPANY. The Shareholders have established the Company as a joint stock corporation (kabushiki kaisha) incorporated under the Commercial Code of Japan with an authorized share capital of eighty million Yen ((Y)80,000,000) divided into one thousand six hundred (1,600) ordinary Shares of fifty thousand Yen ((Y)50,000) each. The Shareholders agree to invest in and operate the Company in accordance with the terms and conditions set forth in this Agreement.

2.2 ARTICLES OF ASSOCIATION. The Articles of Association of the Company are substantially in the form attached as Exhibit A.

2.3 PURPOSE. The purposes of the Company include dealing in loan and real estate related investments, including but not limited to investment by means of loan purchase, real estate purchase and loan participation.

2.4 COSTS. The costs of the preparation, registration and execution of this Agreement and the incorporation of the Company shall be borne by the Company.

3.       SHARES

3.1 SHARE CAPITAL AND SHAREHOLDINGS. From the time of establishment of the Company to the date of this Agreement, the Company issued and the Shareholders subscribed for one thousand six hundred (1,600) Shares at the price of (Y)50,000 per Share for an aggregate paid in capital of eighty million Yen ((Y)80,000,000), as follows:

                (a) K-W subscribed for eight hundred (800) Shares constituting 50% of the issued capital of the Company for which it paid to the Company the sum of forty million Yen
                      ((Y)40,000,000); and


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(b)             CIJL subscribed for eight hundred (800) Shares constituting 50%
                of the issued capital of the Company for which it paid to the Company the sum of forty million Yen ((Y)40,000,000).

3.2 PREEMPTIVE RIGHTS. The Shareholders shall have pro-rata preemptive shareholder's rights to subscribe for and acquire any additional Shares which the Company may propose to issue subsequent to its establishment.

4.       MANAGEMENT

4.1 BOARD OF DIRECTORS. Responsibility for the management, direction and control of the Company shall be vested in the Board of Directors in accordance with the laws of Japan, the Articles of Association and this Agreement.

4.2 NUMBER. The Company shall have four directors, two of whom shall be nominated by K-W and two of whom shall be nominated by CIJL. Each of the Shareholders shall cause their Shares to be voted to elect each person so nominated.

4.3 VACANCIES. In the event the position of a director of the Company becomes vacant for any reason, the Shareholder that nominated the director whose office is vacant shall nominate another person to fill the vacancy.

4.4 REPRESENTATIVE DIRECTOR. The Company shall have one Representative Director to be selected by K-W from among the directors nominated by K-W. The Representative Director shall be assigned the title of President and shall have the day-to-day operating responsibility for the Company under the overall supervision of the Board of Directors and the Statutory Auditor (see Section 4.8); provided, however, that such day-to-day operation responsibility may be delegated or subcontracted to consultants and/or asset managers as approved by the Board of Directors.

4.5 MEETINGS OF THE BOARD. Meetings of the Board of Directors shall be held when necessary as determined by the Board of Directors or as otherwise required or permitted in accordance with the laws of Japan. Board of Directors meetings shall be held at the head office of the Company provided that such meetings may also be held at such other places as may be agreed upon by the Board of Directors. Any costs incurred by any director in attending meetings of the Board of Directors shall be borne by the Shareholder which nominated such director.

4.6 QUORUM AND VOTING. Resolutions of the Board of Directors shall be adopted by the affirmative vote of a majority of the directors of the Company provided however, notwithstanding any other provision in this Agreement to the contrary, the directors nominated by CIJL, in their sole and absolute discretion and without the consent or approval of the directors nominated by K-W, shall have the right to


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         cause the Company to take action under the Employee Secondment and
         Consulting Agreement, including termination of such agreement.

4.7 LANGUAGE. The notices, agendas, proposed resolutions and minutes of all of the meetings of the Board of Directors of the Company shall be prepared in English, which shall be the original and controlling version, and also translated into Japanese.

4.8 STATUTORY AUDITOR. The Company shall have one statutory auditor (as required by and defined in Chapter IV, Section III, Subsection III of the Commercial Code of Japan). The Statutory Auditor shall be nominated by CIJL and approved by the Board of Directors.

5.       SHAREHOLDERS MEETINGS

5.1 MEETINGS. An ordinary general meeting of Shareholders shall be held within three months after the end of each fiscal year of the Company at the principal office of the Company or at any other location which shall have been unanimously agreed by the Shareholders. Extraordinary General Meetings of Shareholders shall be held whenever necessary pursuant to a determination of the Board of Directors or otherwise in accordance with the provisions of the Commercial Code of Japan.

5.2 QUORUM AND VOTING. Except for the matters set out in Clause 5.3 or as otherwise required by law, resolutions of a general meeting of Shareholders shall be adopted by the affirmative vote of a majority of the Shares represented at a meeting of Shareholders attended by Shareholders holding a majority of the total outstanding shares. Each Shareholder shall be entitled to one vote for each Share owned by it.

5.3 SPECIAL MAJORITY. In addition to any statutory rights of the Shareholders and except as otherwise required by mandatory provisions of Japanese law, the following actions may be taken by the Company only upon a resolution having the affirmative vote of the Shareholders representing a two-third's (2/3) majority of the Shares represented at the meeting:

                (a) amendment, addition, change, modification or deletion of any portion of the Articles of Association of the Company;

                (b)   liquidation or dissolution of the Company; or

                (c) sale, lease, transfer or any other disposal of all or substantially all of the assets or business of the Company.

5.4 VOTING BY PROXY. A Shareholder may exercise its vote by proxy, provided the proxy is submitted to the Representative Director of the Company prior to the


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         Shareholders meeting at which the vote is to be taken.

5.5 LANGUAGE. The notices, agendas, proposed resolutions and minutes of all of the meetings of the shareholders of the Company shall be prepared in English.

6.       INTENTIONALLY OMITTED.

7. TRANSFER OF SHARES. Without the prior written consent of the other Shareholder which may be granted or denied in such other Shareholder's sole and absolute discretion, a Shareholder shall not sell, transfer, encumber, gift, donate, assign, pledge, hypothecate or otherwise dispose of its shares, whether voluntarily or involuntarily, and whether during a Shareholder's existence or upon or after its insolvency and/or dissolution, including but not limited to, pursuant to operation of law, court order, judicial process or foreclosure, levy or attachment.

8.       REPRESENTATIONS AND WARRANTIES.

         Each Shareholder represents and warrants to each other that:

                (a) it is a corporation validly organized and existing under the laws of Japan and has full corporate power to enter into and perform this Agreement; and

                (b)   the execution, delivery and performance of this Agreement
                (i)have been duly authorized by all necessary corporate action, (ii) will not violate or conflict with any provision, law, rule or regulation to which such Shareholder is subject or (iii) will not violate any of such Shareholder's organizational documents; and

                (c) this Agreement constitutes a valid and binding obligation of such Shareholder.

9. DIVIDEND POLICY. All legally distributable net cash flow less reasonable reserves, as determined by the Board of Directors, shall be paid out each year to the Shareholders by way of dividends as such times and in such amounts as may be determined by the Board of Directors.

10. CONFIDENTIALITY. Each Shareholder agrees that the terms of this Agreement are confidential and shall not be disclosed to any other party without the other Shareholder's prior written consent; provided, however, that either Shareholder may disclose the existence and/or terms and conditions hereof to its employees, agents and financial, legal and other advisors and if so required by law, so long as such party first provides a copy of any such written request to the other Shareholder and reasonably consults with it.


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11.      TERM. This Agreement shall continue and remain in full force and effect for the life of the Company unless sooner terminated in the manner as specified below.

12. TERMINATING EVENTS. This Agreement shall terminate upon the occurrence of any of the following events: (a) the liquidation of the Company; (b) when all the Shares in the Company are beneficially held by one party; or (c) the unanimous written agreement of the Shareholders upon the unanimous recommendation of the Board of Directors.

13.      CALL OPTION. If:

               (a) K-W commits a material breach of its obligations under this Agreement or the Employee Secondment and Consulting Agreement and such breach is not capable of remedy or if capable of remedy is not remedied within thirty (30) days of notice; or

               (b) The Company has not complied with the Work Rules and such non-compliance is not cured within 30 days of the notice of such non-compliance by either Shareholder to the Board of Directors; or

               (c) K-W becomes insolvent or enters bankruptcy, liquidation or any form of winding up or similar proceedings under any applicable law; or

               (d)    A Deadlock exists,

         then CIJL, or its nominee, shall (without prejudice to its other rights and remedies) have the right to purchase all of the Shares of K-W free from any encumbrance or security interest, at any time during the period of three (3) months from the date of the occurrence of the events referred to in paragraph (a), (b), (c) or (d) above (the "Call Option").

14.      PUT OPTION.  If:

         (a) CIJL commits a material breach of its obligations under this Agreement and such breach is not capable of remedy or if capable of remedy is not remedied within thirty (30) days of notice; or

         (b) CIJL becomes insolvent or enters bankruptcy, liquidation or any form of winding up or similar proceedings under any applicable law; or

         (c)    A Deadlock exists,

         then K-W shall (without prejudice to its rights and remedies) have the right to require CIJL, or its nominee, to purchase all of its Shares, free from any security


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         interest, at any time during the period of three (3) months from the date of the occurrence of the breach referred to above (the "Put Option").

15.      OPTION NOTICE, PRICE AND PURCHASE.

15.1 NOTICE. CIJL and K-W may exercise the Call Option and Put Option, respectively, by delivering written notice (an "Option Notice") of its intention to exercise the relevant option to K-W or CIJL, respectively (the Shareholder exercising such Call Option or Put Option shall be referred to as the "Exercising Shareholder" and the other Shareholder shall be referred to as the "Non-exercising Shareholder"). The Option Notice shall not be revocable without the consent of the Non-exercising Shareholder. Upon service of the Option Notice, the Exercising Shareholder shall become bound to buy or to sell, as the case may be, the Shares specified in the Option Notice at the price and in accordance with the terms set out below.

15.2 PRICE. The price at which such purchase or sale shall take place shall be the fair market value of the relevant Shares which shall be the value agreed upon by the Shareholders, or, if not agreed within ten
         (10) days, then as determined by an independent expert appraiser (the "Expert"). The Expert shall be chosen by two independent expert appraisers who are from different Accountancy Firms, one appointed by the Exercising Shareholder and one appointed by the Non-exercising Shareholder. The Expert shall be chosen from a third Accountancy Firm. The parties shall use their respective reasonable endeavors to ensure that the Expert is appointed within thirty (30) days of the Option Notice and that the determination of the Expert is made within thirty
         (30) days of referral of the matter to the Expert.

15.3 COMPLETION. Completion of the purchase or sale pursuant to an Option Notice shall take place no later than fourteen (14) calendar days after the date on which the applicable fair market value shall have been determined.

16. NOTICES. All notices given under this Agreement shall be delivered personally, sent by confirmed facsimile or by prepaid registered mail to the address set out at the beginning of this Agreement or the last address of a party as shall have been communicated in writing to the other party. Notices sent by facsimile shall be deemed delivered on the first business day after transmission. Notices sent by mail shall be deemed delivered on the fourth business day after posting.

17. GOVERNING LAW. This Agreement shall be governed by and construed in all respects in accordance with the laws of Japan.

18. LANGUAGE. English shall be used officially in respect of all matters in connection with this Agreement, unless otherwise agreed in writing by all the parties to this Agreement. This Agreement has been prepared in the English language. In the case where any translations have been prepared and any dispute arises over the


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         meaning of any provision, the English language version shall prevail.

19. NON-ASSIGNMENT. This Agreement shall not be assigned to any third party without prior written consent of all parties to this Agreement and the approval of the Board of Directors.

20. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes any other agreements or understandings, written or verbal, that the parties may have had with respect thereto.

21. SEVERABILITY. In the event that any provision contained herein shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of all remaining provisions shall not in any way be affected or impaired thereby.

22. FURTHER ASSURANCES. The parties shall promptly do and sign or execute or procure to be done, signed or executed all such other acts, deeds, documents and things as may be necessary or desirable to give effect to this Agreement.

23. INCONSISTENCY WITH ARTICLES OF ASSOCIATION. In the event of any conflict or inconsistency between the terms and conditions of this Agreement, on the one hand, and the terms and conditions of the Articles of Association of the Company, this Agreement shall prevail.

24. AMENDMENT. This Agreement may be amended only by an instrument in writing signed by all parties in existence at the time of the amendment.

25.      ARBITRATION.

25.1 ARBITRATION BODY. All questions and disputes arising under this Agreement that cannot be settled by good faith discussions between the parties shall be fully and finally settled by binding arbitration in Tokyo, Japan (or such other location as the parties may agree), under the then current Rules of the Japan Commercial Arbitration Association ("JCAA"). The arbitration shall be conducted in English before a panel of three (3) arbitrators, each of whom shall have the following qualifications: (i) at least fifteen (15) years of experience as a lawyer or judge, (ii) at least five (5) years of experience handling international financial transactions, and (iii) at least five (5) prior experiences as an arbitrator.

25.2 SELECTION OF ARBITRATORS. Each of CIJL and K-W shall designate one arbitrator with the above qualifications within fourteen (14) days of receiving notice from the other party of a desire to arbitrate, and those two (2) arbitrators shall then mutually agree within fourteen
         (14) days upon the third arbitrator who shall become the chairperson of the arbitration committee. If, within the stated time periods, (i) the initiating party fails to designate its arbitrator, then the arbitration


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         shall lapse unless the original initiating party sends a second (or subsequent) notice of arbitration to the other party which shall restart the arbitration time schedule, and (ii) either the responding party fails to designate its arbitrator or the two arbitrators designated cannot agree upon the third arbitrator, then the JCAA shall make the selection of the arbitrator for the responding party and/or the third arbitrator, as applicable.

25.3 COMPLETION OF ARBITRATION; AWARDS. The arbitration shall be completed within sixty (60) days of the selection or designation, as applicable, of the third arbitrator unless the parties mutually agree to an extension. The arbitrators shall award attorneys fees, expert witness fees, costs and expenses (including the fees of the arbitration and any such fees and costs related to enforcement proceedings), to the party(ies) that substantially prevails in its position, which shall be stated to the arbitrators in a written declaration at the commencement of the arbitration. Any arbitration award shall be entitled to full and immediate enforcement by the Tokyo District Court and any other competent court.

25.4 PROVISIONAL RELIEF. Nothing in this Agreement shall be deemed to preclude any party from seeking provisional relief before a competent court.

26. U.S. TAXES. For purposes of the US Internal Revenue Code (the "Code"), the Company will be treated as a Controlled Foreign Corporation. K-W and CIJL agree that they will cause their respective ultimate U.S. shareholders to take a consistent approach to the U.S. tax treatment of the income of the Company and any foreign tax credits generated therefrom. As the intention and business of the Company is to deal in such real estate related investments in loans and properties in Japan, K-W and CIJL hereby agree that it would be appropriate to treat such income as "dealer" income pursuant to Section 945(c)2(C) of the code and to treat the foreign tax credits arising from any Japanese tax paid by the Company as falling within the "financial services" basket pursuant to Section 904(d)(2)(A)(c) of the Code. If the business of the Company should change materially, K-W and CIJL will cause their ultimate U.S. shareholders to discuss in good faith a consistent treatment of the Company's income and foreign tax credits relating thereto, for U.S. tax purposes.

27. COUNTERPARTS. This Agreement may be signed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same document.


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written:


KENNEDY-WILSON JAPAN CO., LTD.:

/s/ Ryosuke Homma
--------------------------------------------
Name:  Ryosuke Homma
Title: Representative Director


CARGILL INVESTMENTS JAPAN LIMITED:

/s/ Yojiro Koizumi
--------------------------------------------
Name:  Yojiro Koizumi
Title: Representative Director


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